Exhibit 99.1

NET1 SETS THE RECORD STRAIGHT WITH EXTERNAL VERIFICATION

Johannesburg, April 21, 2017 – Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) has noted with concern the on-going, repetitive and false accusations regarding our business practices, particularly those pertaining to the distribution of social grants through our subsidiary Cash Paymaster Services (Pty) Ltd (“CPS”), and the provision of financial services through our various wholly-owned subsidiaries, including Moneyline Financial Services (Pty) Ltd (“Moneyline”) and The Smart Life Insurance Company Limited (“Smart Life”). As we discuss below, we are convinced that these accusations have no merit.

In order to ensure that our business practices comply with applicable law, our Board relies on our internal controls and procedures, the supervision of our compliance department, and the reports that our Board regularly receives from KPMG, our internal auditors. After two of our largest shareholders recently publicly encouraged us to procure an external review of our business practices to determine the truth or falsity of the accusations made against us; our Board concluded that such a review would assist us in setting the record straight. We therefore engaged KPMG to conduct a review specifically focusing on our business practices and to provide us with a factual findings report (“KPMG report”) that addresses the accusations made against us. The KPMG report has been supplemented by confirmations from a supplier and legal opinions from our legal advisors. We encourage all interested persons to read these reports and opinions, as the Board has concluded that they verify the accuracy of all of the statements of fact, calculations and data we discuss below in this release.

The KPMG report, supplier letter, legal opinions and the Constitutional Court of South Africa (“Constitutional Court”) judgments referenced in the Smit Sewgoolam, Inc. opinion are accessible on our website. We have also posted a document, in a frequently asked questions format, to our website that provides additional information related to the matters below. All documents are available on our website at http://ir.net1.com/phoenix.zhtml?c=73876&p=irol-downloads.

The KPMG report, supplier letter and legal opinions deal with, among other things, the following matters:

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The Constitutional Court requires CPS to provide an audited account of income, expenses and profits for the five-year contract and the one-year extension periods. CPS has not been ordered to repay any profits. Refer to legal memorandum from Smit Sewgoolam Incorporated.

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In accordance with the Constitutional Court’s order, the addendum to the contract between CPS and SASSA contains provisions to ensure that personal data obtained in the payment process remains private and may not be used for any purpose other than the payment of grants and to preclude a contracting party from inviting beneficiaries to “opt-in” to the sharing of confidential information for the marketing of goods and services. CPS complies fully with the order and does not share any SASSA beneficiary data with other Net1 subsidiaries. Net1’s subsidiaries that provide financial services have no access to this data. Refer to 1.1 and 1.2 in KPMG report.

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The service fee of R14.42 excluding VAT (R16.44 including VAT) charged by CPS to SASSA is fixed per grant recipient per month irrespective of the number of grants paid to each recipient and has remained fixed at R14.42 for the last five years. Refer to 1.10 in KPMG report. This fee includes the cost of the SASSA-branded smart cards issued to each recipient and the costs of capturing and analyzing the relevant biometric information of each new grant recipient. The price also includes the monthly payment of R11.6 billion to 10.6 million grant recipients, of which R4.5 billion is transported in cash. Payments are made by CPS from approximately 10,000 pay-points in urban, rural and deep rural areas using a highly customized fleet of payment vehicles and 1,800 staff members. Grant recipients can access their grants at any ATM connected to the National Payment System (“NPS”) or point of sale device, at participating merchants and at rural pay-points across South Africa. Net1's biometric technology has eliminated fraudulent payments in excess of over R10 billion over the last five years. These savings to the National Treasury exceed the entire cost of the CPS service during that period.

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Net1 subsidiaries do not sell financial services and products through CPS, or use CPS personnel or operate inside the perimeter of any social grant pay- points. Net1’s Moneyline and Smart Life sales teams do not market or sell products inside the secured area of pay-points and are treated no differently from the many other service providers present near pay-points. Refer to letter from supplier.

•	Neither CPS nor any other Net1 subsidiary force or require social grant recipients to open EasyPay Everywhere "green card" accounts. Refer to 1.4 in KPMG report.

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CPS processes Regulation 26A deductions for life insurance premiums payable to third-party service providers of life insurance (excluding Net1 subsidiaries) as authorized by the Social Assistance Act and as approved by SASSA. With effect from April 1, 2016, Net1 itself made no Regulation 26A premium deductions (although it is legally entitled to do so.) Recipients’ bank accounts are regulated by the procedures and controls of the NPS, under the supervision of the South African Reserve Bank and the Payments Association of South Africa. The NPS allows debit orders, EFT debits, purchase transactions and fund transfers from the bank accounts of all South Africans, including those of grant recipients. Thousands of service providers process millions of debit transactions against South African bank accounts every month. Net1’s financial services subsidiaries follow the same processes through the NPS, with no priority or preference over any other service providers. Refer to 1.3, 1.7 and 1.16 in KPMG report. Refer also to opinion from Alfred Cockrell S.C.

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All Grindrod account holders, including grant recipients, can purchase prepaid airtime and electricity utilizing the Grindrod Bank mobile channel. Net1 provides the technological platform for this service. Net1 subsidiaries make no recurring or unauthorized monthly deductions or debits for prepaid airtime or electricity. Customers, including grant recipients, buy airtime or electricity on demand and cannot subscribe for a recurring service. The costs of such purchases are settled as sales/purchase transactions against their bank accounts in the same manner as done by all other South African banks and similar service providers and merchants. Refer to 1.11 in KPMG report.

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Smart Life is a licensed long-term insurance company and an authorized financial service provider and is subject to the regulation and supervision of the Financial Services Board (“FSB”). Refer to 1.17 in KPMG report. Smart Life’s activities are executed in accordance with the business plan submitted to the FSB. Smart Life sales staff members are appropriately registered as representatives and receive the required training. Refer to 1.19 in KPMG report. Smart Life does not charge excessive funeral policy premiums. A comparative study shows that its premiums are amongst the lowest when compared to the other long-term insurance companies with significant market share in this segment. Refer to 1.20 in KPMG report.

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Moneyline does not charge any interest or excessive fees on its loans. Net1’s comparative study shows that its total costs (which only comprise a service fee) are materially lower than the total costs (comprising one or more of initiation fees, service fees and interest) of other regulated micro lenders. Moneyline is a registered credit provider and conducts its business under supervision of the NCR. As required by legislation, Moneyline clearly provides the “credit cost multiple” as part of any quotation for a small loan, as this is the most appropriate measurement to indicate the total cost of a loan. Converting the credit cost multiple into an annual interest rate is an inaccurate measurement. Moneyline’s loan products have terms of between three and six months and have a credit cost multiple of between 1.2 and 1.44 - in other words, for every R100 borrowed the total repayment is between R120 and R144, depending on the specific product. Refer to 1.9 in KPMG report.

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Customers of Net1’s financial services businesses can easily make enquiries or cancel products or services at any time at any of Net1’s 132 Financial Service Centres or by phoning the Net1 Call Centre. Specifically, Net1’s technology allows Smart Life customers to amend or cancel a policy by approaching any representative - whether in a branch or not. The Call Centre comprises 80 staff members and operates 18 hours a day on business days, with stand-by operators for the remaining six hours. The Call Centre number is clearly indicated on all contracts and policies and printed on every bank card issued by Net1.

•	Net1 has not been advised by the FSB that it is under investigation for unlicensed activities, insufficient supervision or inadequately trained staff members.

•	Net1’s South African businesses make no donations to South Africa political parties and have never done so. Refer to 1.13 in KPMG report.

We also note that the International Finance Corporation (“IFC”), a member of the World Bank Group, performed a six-month due diligence on us last year, including our business practices, following which IFC invested $107 million for an 18% interest in us. With IFC’s assistance, we are currently conducting a responsible finance advisory assessment to achieve Smart Campaign Client Protection Certification. We aim to complete the certification during the next three months and will be one of the first South African lenders to achieve such certification.

Certain shareholders have also called for “improved governance.” As we recently announced, our Board has determined to separate the roles of chairman and chief executive officer. The chairman is now an independent non-employee director. Our Board also stated that it has been conducting a search for additional independent directors, including an IFC-approved director. It has been difficult to attract suitable additional independent directors over the past few years while regulatory investigations into our company were in process but now that most have been closed with no negative outcomes to us at all, a new agency-led search commenced towards the end of calendar 2016.

As a U.S. company with a primary stock exchange listing on NASDAQ, we are subject to rigorous corporate governance and disclosure standards and anti-corruption laws. Our corporate governance practices are described in detail in our annual proxy statement, which together with our corporate governance documents, are available on our website.

Finally, our external auditors, Deloitte & Touche, are engaged annually to report on the consolidated financial statements and related internal control over financial reporting. Their latest reports relating to the audit for the June 2016 annual financial statements, are dated August 25, 2016, and are also available on our website.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the ability to appoint additional independent directors and to complete the Smart Campaign Client Protection Certification, and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Relations Contact:

Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com